Exhibit 5.1

Nicole C. Brookshire

T: +1 617 937 2357

nbrookshire@cooley.com

July 17, 2015

Rapid7, Inc.

100 Summer Street

Boston, MA 02110

Ladies and Gentlemen:

We have acted as counsel to Rapid7, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the filing by the Company, of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 6,062,129 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), including (i) 4,462,129 shares (the “2011 Plan Shares”) reserved for issuance upon the exercise of options issued under the Company’s 2011 Stock Option and Grant Plan, as amended (the “2011 Plan”) or upon the potential roll-over to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), (ii) 800,000 shares initially reserved for issuance pursuant to the 2015 Plan (the “2015 Plan Shares”) and (iii) 800,000 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2015 Employee Stock Purchase Plan (the “ESPP,” and collectively with the 2011 Plan, the 2015 Plan and the ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation, and Bylaws, as currently in effect, its forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the closing of the Company’s initial public offering, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2011 Plan Shares, when sold and issued in accordance with the 2011 Plan, the 2015 Plan Shares, when sold and issued in accordance with the 2015 Plan, and the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

500 BOYLSTON STREET, BOSTON, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM

Rapid7, Inc.

July 17, 2015

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

500 BOYLSTON STREET, BOSTON, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM